        Exhibit 99.1

IR Contact
David K. Waldman/Klea K. Theoharis
Crescendo Communications, LLC
qsgi@crescendo-ir.com
(212) 671-1020

QSGI Reports First Quarter 2008 Financial Results

HIGHTSTOWN, NJ, PALM BEACH, FL—May 15, 2008—QSGI Inc. (OTCBB: QSGI), the only provider of a full suite of information technology solutions to help corporations better manage IT assets, data center maintenance expenses, and ensure best practices for data security and regulatory compliance, today reported financial results for the three months ended March 31, 2008.

Recent Developments:

▪ 24.7% increase in revenue within Data Center Maintenance division; added 5 new maintenance accounts while also expanding service contracts within existing accounts

▪ 32.3% increase in revenue within Data Security & Compliance division, including a 177% increase in Data Security & Compliance services revenue

▪    Signed agreement to acquire Contemporary Computer Services, Inc., an enterprise class IT services provider with approximately $13.7 million of revenue and $2.1 million of EBITDA in 2007

▪    Signed Memorandum of Understanding with IBM Global Financing to provide on-site data security and compliance services at customer locations

Marc Sherman, chairman and chief executive officer of QSGI, commented, “Events in the first half of 2008 have enabled us to advance our mission of repositioning the company into a full service, nationwide data center maintenance and IT services organization.  Our Data Center Maintenance division added 5 new accounts in the first quarter alone, including several Fortune 500 clients, as we achieved another quarter of solid double digit revenue growth. Within our Data Security & Compliance Services division, we announced the signing of a Memorandum of Understanding (MOU) with IBM Global Financing (IGF), whereby IGF will offer its customers QSGI’s data audit and erasure services.  This was an important milestone and validation of our process, and we look forward to working closely with IBM.  Overall, we added a number of new clients for our Data Security & Compliance services in the first quarter of 2008, as reflected by a 177% increase in our services revenue.  We have been building a solid foundation for the company, and will add another key component of our strategy with the planned acquisition of Contemporary Computer Services, Inc. (CCSI), an enterprise class IT services provider.  These developments, combined with the cost-saving measures put into place at year-end 2007, which we continue to implement, along with the continuing growth of our Fortune 1000 customer base, are paving the way for sustained growth and are establishing a path to profitability as we increase the mix of recurring, higher margin IT services.”

Mr. Sherman continued, “CCSI is a network management and systems integration company that brings value and growth opportunities to QSGI through its extensive list of customers, high recurring revenue and its track record for generating positive EBITDA and net income.  CCSI had revenue of $13.7 million in 2007, up from $11 million in 2006 and generated $2.1 million in EBITDA last year.  Through this acquisition, we feel QSGI will have a broader range of IT services to offer our customers along with the addition of highly skilled technicians to provide data maintenance services.  We are working to complete this transaction as soon as possible.”

“We recognize that our losses in the first quarter were significant, which we attribute to the negative impact from the change in an OEM’s third party remarketing policies and lower margins within the Data Security & Compliance division due to weakness in our legacy wholesale remarketing business.  Nevertheless, our end-user technology services within both the Data Center Maintenance and Data Security & Compliance segments continue to be strong performers in 2008.  With further expense reductions planned, continued organic growth and our pending acquisition of CCSI, we believe we are on the right track  as we continue expanding our offering in order to become a more complete, full-service, and nationwide IT services company.”

Total revenue for the first quarter of 2008 was $8.2 million, as compared with $9.4 million for the same period in 2007.  We attribute the decline in revenue to a $2.9 million decrease in revenue from our Data Center Hardware division reflecting the impact of in this division’s performance as a result of the changes in an OEM’s third party remarketing policies and the company’s recent restructuring of its Data Center Hardware division to support its higher margin Data Center Maintenance services.  Gross profit was $1.6 million, compared to gross profit of $2.7 million in the first quarter of 2007.  Gross margin for the first quarter of 2008 was 19.2% compared to 28.5% for the same period in 2007.  The decline in gross profit and gross margin largely reflect the decline in Data Center Hardware revenue.

Revenue within the Data Security & Compliance division for the first quarter of 2008 increased 32.3% to $5.6 million compared to $4.3 million in the first quarter of 2007.  Gross margin within the Data Security & Compliance division decreased to 8.1% from 18.9%, reflecting an increase in lower-margin wholesale remarketing revenue, partially offset by a 177% increase in higher margin end-user, data auditing, erasure and re-marketing work.  Revenue within the Data Center Maintenance division increased 24.7% to $1.7 million for the first quarter of 2008, compared to $1.3 million in the first quarter of 2007.  Gross margin within the Data Center Maintenance division increased to 66.5% from 64.5% for the same period last year, reflecting increased utilization of the company’s field technicians to support multiple contracts.  Revenues within the Data Center Hardware division decreased to $883,934 for the first quarter of 2008, compared to $3.8 million for the first quarter of 2007, reflecting the sudden change in business practice by a major OEM as previously disclosed.

Selling, general and administrative expenses were $2.3 million, versus $2.6 million for the same period last year, reflecting the company’s ongoing efforts to reduce expenses across all three of its divisions and, in particular, its Data Center Hardware division. Net loss available to common stockholders for the first quarter of 2008 was $959,709 or $0.03 per share, compared to a net loss of $206,884, or $0.01 per share, for the same period in 2007.

Conference Call

QSGI will host a conference call at 10 a.m. Eastern Time on Friday, May 16, 2008. During the call, Marc Sherman, chairman and chief executive officer, Seth Grossman, president and chief operating officer, and Ed Cummings, chief financial officer, will discuss the Company’s quarterly performance and financial results. The telephone number for the conference call is 866-334-4934. A live webcast of the call will also be available on the company's website, www.QSGI.com. To listen to the live call online, please visit the site at least 10 minutes early to register, download and install any necessary audio software.

The webcast will be archived on the site, and investors will be able to access an encore recording of the conference call for one week by calling 866-245-6755, conference ID # 320082. The encore recording will be available two hours after the conference call has concluded.

About QSGI

QSGI provides a full suite of information technology solutions to help corporations and governmental agencies better manage hardware assets, reduce maintenance expenses, build best practices for data security and assure regulatory compliance. With a focus on the entire range of IT platforms - from the PC to the mainframe, the services offered by QSGI are specifically designed to reduce total cost of ownership for IT assets and maximize the clients' return on their IT investment.

For enterprise class hardware in the data center, QSGI offers hardware maintenance services, hardware environment planning and consultation, refurbished whole systems, parts, features, upgrades and add-ons. Additionally, for desktop IT assets, servers and SAN products, QSGI offers a range of end-of-life services that include: automated asset auditing, Department of Defense (DOD) level data destruction, documentation for regulatory compliance, hardware refurbishment with worldwide remarketing or proper IT asset recycling. Given the sensitive nature of the company's client relationships, it does not provide the names of its clients. Additional information about the company is available at www.qsgi.com.

Statements about QSGI’s future expectations, including future revenues and earnings, and all other statements in this press release other than historical facts are ‘forward-looking statements’ within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934, and as that term is defined in the Private Litigation Reform Act of 1995.  QSGI intends that such forward-looking statements involve risks and uncertainties and are subject to change at any time, and QSGI’s actual results could differ materially from expected results.  QSGI undertakes no obligation to update forward-looking statements to reflect subsequently occurring events or circumstances.

(tables follow)

CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

	March 31,	December 31,
	2008	2007
Assets

Current Assets
Cash and cash equivalents	$416,841	$127,723
Accounts receivable, net of reserve of $1,026,824 and $955,599 in 2008 and 2007, respectively	3,518,100	3,853,362
Inventories	6,031,588	6,578,031
Prepaid expenses and other assets	132,190	163,553
Total Current Assets	10,098,719	10,722,669
Property and Equipment, Net	262,200	286,766
Goodwill	1,489,621	1,489,621
Intangibles, Net	430,085	470,348
Other Assets	567,595	448,066

	$12,848,220	$13,417,470

Liabilities And Stockholders’ Equity
Current Liabilities
Revolving line of credit	$3,575,297	$3,754,061
Accounts payable	2,099,110	1,109,940
Accrued expenses	399,136	654,461
Accrued payroll	180,261	88,818
Deferred revenue	389,754	439,865
Other liabilities	200,534	311,610
Total Current Liabilities	6,844,092	6,358,755

Long-Term Deferred Revenue	40,476	142,772
Deferred Income Taxes	27,300	27,300
Total Liabilities	6,911,868	6,528,827

Redeemable Convertible Preferred Stock	4,243,384	4,238,685

Stockholders’ Equity
Preferred shares: Authorized 5,000,000 shares in 2008
and 2007, $0.01 par value, none issued	–	–
Common shares: authorized 95,000,000 shares in 2008 and 2007, $0.01 par value; 31,172,716 shares issued and outstanding in 2008 and 2007	311,727	311,727
Additional paid-in capital	14,067,994	14,134,298
Retained earnings (deficit)	(12,686,753)	(11,796,067)
Total Stockholders’ Equity	1,692,968	2,649,958

	$12,848,220	$13,417,470

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
For The Three Months Ended March 31, 2008 and 2007
(Unaudited)

	Three Months Ended March 31,
	2008	2007

Product Revenue	$6,272,283	$7,955,169
Service Revenue	1,933,293	1,438,998
Total Revenue	8,205,576	9,394,167

Cost Of Products Sold	5,963,828	6,174,156
Cost Of Services Sold	670,074	542,929
Total Cost Of Sales	6,633,902	6,717,085

Gross Profit	1,571,674	2,677,082

Selling, General And Administrative Expenses	2,272,068	2,614,896

Depreciation And Amortization	107,387	172,008

Interest Expense, net	56,649	87,839

Loss Before Benefit For Income Taxes	(864,430)	(197,661)

Benefit For Income Taxes	26,256	(58,819)

Net Loss	(890,686)	(138,842)

Preferred Stock Dividends	(64,324)	(63,616)

Accretion To Redemption Value of Preferred Stock	(4,699)	(4,426)

Net Loss Available to Common Stockholders	$(959,709)	$(206,884)

Net Loss Per Common Share – Basic	$(0.03)	$(0.01)
Net Loss Per Common Share – Diluted	$(0.03)	$(0.01)

Weighted Average Number Of Common Shares Outstanding –Basic	31,172,716	31,172,716
Weighted Average Number Of Common Shares Outstanding –Diluted	31,172,716	31,172,716

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
For The Three Months Ended March 31, 2008 and 2007
(Unaudited)

	2008	2007

Cash Flows From Operating Activities
Net Loss	$(890,686)	$(138,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	107,387	172,008
Stock option compensation expense	2,719	3,650
Deferred income taxes	–	(70,986)
Provision for doubtful accounts	90,512	30,000
Changes in assets and liabilities:
Accounts receivable	244,750	2,228,351
Inventories	546,443	(3,247,864)
Prepaid expenses and other assets	(104,444)	(67,263)
Accounts payable and accrued expenses	561,804	1,205,548
Net Cash Provided by Operating Activities	558,485	114,602

Cash Used In Investing Activities
Purchases of property and equipment	(26,279)	(29,575)
Net Cash Used In Investing Activities	(26,279)	(29,575)

Cash Flows From Financing Activities
Payment for financing costs	–	(101,828)
Net amounts borrowed (paid) under revolving lines of credit	(178,764)	380,040
Preferred stock dividends	(64,324)	(63,616)
Net Cash Provided By (Used In) Financing Activities	(243,088)	214,596

Net Increase In Cash And Cash Equivalents	289,118	299,623

Cash And Cash Equivalents – Beginning Of Period	127,723	632,948
Cash And Cash Equivalents – End of Period	$416,841	$932,571